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                                                                    Exhibit 99.1

[ZEMEX LOGO]


                                NEWS RELEASE FOR
                                IMMEDIATE RELEASE

                       ZEMEX CORPORATION PRESIDENT AND CEO
                            ANNOUNCES RETIREMENT DATE

TORONTO, ONTARIO - AUGUST 8, 2002 - ZEMEX CORPORATION (NYSE, TSX: ZMX) As previously announced, Richard L. Lister intends to retire as President and Chief Executive Officer of Zemex. As such, Mr. Lister has decided to retire on January 15, 2003. Zemex and Mr. Lister have entered into various consulting and other arrangements in connection with his retirement, including the repurchase by Zemex from Mr. Lister of 340,000 common shares in its capital for cancellation and the retirement of shareholder loans. In addition, The Dundee Bank has purchased 100,000 common shares in the capital of Zemex from Mr. Lister.

Mr. Lister announced his intentions at the Annual Meeting of Shareholders in June 2002. He stated at that time, "We want a seamless transition to ensure a continuity of the management team for the next cycle". Mr. Lister further stated today, "A committee of the Board of Directors has been formed to identify candidates and recommend a successor. The committee will evaluate both internal and external candidates to ensure that the best qualified successor is selected and that the transition is as smooth as possible". Mr. Lister went on to say, "While I am delighted with the success and growth of the business over the past few years, I am certainly disappointed with our market value and I am hopeful that we will see a better market appreciation in the future, one that is more consistent with our underlying value and strong growth."

Zemex Corporation is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.

For further information, please contact:

     Richard L. Lister                           Allen J. Palmiere
     President and Chief                         Vice President and Chief
       Executive Officer                           Financial Officer
     416-365-5667                                416-365-8091

This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.